Exhibit 21

SUBSIDIARIES OF THE FINISH LINE, INC.

Subsidiary	State of Incorporation	Percentage of Ownership
Spike’s Holding, Inc.	Delaware	100%

Finish Line Transportation Company, Inc.	Indiana	100%